Exhibit 1
EUROSEAS LTD.
Up to US$10,000,000 of Common Shares
AMENDMENT NO. 1 TO
EQUITY DISTRIBUTION AGREEMENT
May 29, 2020
Maxim Group LLC
405 Lexington Avenue
New York, New York 10174
Ladies and Gentlemen:
Reference is made to that certain Equity Distribution Agreement, dated October 30, 2018 (the "Agreement") between Euroseas Ltd., a corporation organized under the laws of the Republic of the Marshall Islands (the "Company"), under which the Company has heretofore issued and sold through Maxim Group LLC (the "Agent"), as sales agent, common shares of the Company, par value $0.03 per share (the "Common Shares" and the Common Shares sold pursuant to the Agreement, the "Shares").
The Company hereby desires to amend the Agreement by this amendment (the "Amendment") to re-engage the Agent to sell Shares on terms set forth in the Agreement as amended by this Amendment.  The Shares consist entirely of authorized but unissued Common Shares to be issued and sold by the Company.
Therefore, pursuant to Section 16 of the Agreement, the Company hereby confirms its agreement with the Agent to amend the Agreement as follows:
1. Capitalized Terms.  All capitalized terms use but not defined herein shall have the meanings ascribed to them in the Agreement. As of the date of this Amendment, all references to the "registration statement" in the Agreement shall mean the registration statement on Form F-3 (File No. 333-237128) as declared effective by the Commission on May 7, 2020.
2. Representations and Warranties of the Company.  The Company hereby acknowledges and agrees that all of the representations and warranties contained on Sections 1 and 2 of the Agreement are true and accurate as of the date first written above, except as provided for in Schedule A hereto.  In addition, Schedule E to the Agreement is hereby deleted and replaced in its entirety by Schedule E attached to this Amendment.
3. Purchase, Sale and Delivery of Shares.  Section 3(a) to the Agreement is hereby deleted and replaced in its entirety by the following Section 3(a):
"(a) At the Market Sales.  On the basis of the representations, warranties and agreements herein the Company agrees that, from time to time during the term of this Agreement, on the terms and subject to the conditions set forth herein, it may issue and sell through the Agent, acting as sales agent, the Shares up to an aggregate offering price of US$10,000,0000, it being acknowledged and agreed that the an aggregate of US$2,915,682 worth of Shares have previously been sold under the Agreement, leaving the Agent authorized to sell a total of US$7,084,318 pursuant to the terms of this Agreement; provided, however, that in no event shall the Company issue or sell through the Agent such number of Shares that (a) exceeds the number or dollar amount of Common Shares registered on the Registration Statement, pursuant to which the Offering is being made, (b) exceeds the number of authorized but unissued Common Shares or (c) would cause the Company or the offering of the Shares to not satisfy the eligibility and transaction requirements for use of Form F-3 (including, if applicable, General Instruction I.B.5 of Form F-3 (the lesser of (a), (b) and (c), the "Maximum Amount")).  Notwithstanding anything to the contrary contained herein, the parties hereto agree that compliance with the limitations set forth in this Section 3(a) on the number and aggregate sales price of Shares issued and sold under this Agreement shall be the sole responsibility of the Company and that Agent shall have no obligation in connection with such compliance. Notwithstanding the foregoing, the Company agrees that it will provide the Agent with written notice no less than one (1) business day prior to the date on which it makes the initial sale of Shares under this Agreement.  As used herein, the terms "business day" means any day (other than Saturday, Sunday or any federal holiday in the United States) in which commercial banks in New York, New York are open for business."
4.         Expenses. The Company agrees that on the date of this Amendment, it shall reimburse the Agent for US$15,000 of its legal fees and expenses, representing two (2) Bringdown Date payments of US$7,500. The remainder of Section 4(g) of the Agreement shall remain unmodified.
5.         Term of the Agreement.  Section 8(c) of the Agreement is hereby deleted and replaced in its entirety with the following:
"(c) This Agreement shall remain in full force and effect until June 1, 2021, unless earlier terminated pursuant to Sections 8(a) or (b) above or otherwise by mutual agreement of the parties; provided that any such termination by mutual agreement shall in all cases be deemed to provide that Section 3(a)(vii), Section 4(g), Section 6 and Section 7 shall remain in full force and effect."
6.         Reminder of Agreement Unaffected.  Except as amended hereby, the Agreement shall remain unmodified and in full force and effect.  Without limiting the generality of the foregoing, the Company hereby agrees and confirms that the Authorized Agent remains the Company's agent for service of process as provided for in Section 18 of the Agreement.

[Signature Page Follows]

If the foregoing is in accordance with your understanding of our agreement, please sign and return to the Company the enclosed duplicate of this Amendment, whereupon this letter and your acceptance shall represent a binding agreement between the Company and the Agent to amend the Agreement in accordance with its terms.
Very truly yours,

EUROSEAS LTD.

		By:	/s/ Dr. Anastasios Aslidis
		Name:	Dr. Anastasios Aslidis
		Title:	CFO and Treasurer; Director

Confirmed as of the date first above mentioned.

MAXIM GROUP LLC

By:	/s/ Clifford A. Teller
Name:	Clifford A. Teller
Title:	Executive Managing Director,
Head of Investment Banking

[Signature Page to Equity Distribution Agreement Amendment No. 1]

Schedule A
None.

Schedule A-1

Schedule E

List of Subsidiaries

Subsidiary	Country of Organization
Eleni Shipping Ltd.	Liberia
Aggeliki Shipping Ltd.	Liberia
Joanna Maritime Ltd.	Liberia
Gregos Shipping Ltd.	Liberia
Diamantis Shipowners Ltd.	Liberia
Hydra Shipowners Ltd.	Liberia
Spetses Shipowners Ltd.	Liberia
Kea Shipowners Ltd.	Liberia
Prospero Maritime Inc.	Marshall Islands
Manolis Shipping Ltd.	Marshall Islands
Noumea Shipping Ltd.	Marshall Islands
Johnathan John Shipping Ltd.	Marshall Islands
Athens Shipping Ltd.	Marshall Islands
Corfu Navigation Ltd.	Marshall Islands
Oinousses Navigation Ltd.	Marshall Islands
Bridge Shipping Ltd.	Marshall Islands
Eurocon Ltd.	Marshall Islands
Antwerp Shipping Ltd.	Marshall Islands
Eurocon Ltd.	Marshall Islands
Keelung Shipping Ltd.	Marshall Islands
Oakland Shipping Ltd.	Marshall Islands
Busan Shipping Ltd.	Marshall Islands
Allendale Investment S.A.	Panama
Alterwall Business Inc.	Panama

Schedule E-1